UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number 000-50098

Date of Report (Date of earliest event reported):  August 16, 2024

PUBLIC COMPANY MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	88-0493734
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

9340 Wilshire Boulevard, Suite 203
Beverly Hills, CA	90212
(Address of principal executive offices)	( Zip Code)

Not applicable
(Former name or former address, if changed since last report.)

310.862.1957
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	PCMC	OTC Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

A.	DACTA SG Pte. Ltd.

Effective on August 16 , 2024, the Company entered into a non-binding letter of intent with DACTA SG Pte. Ltd., a Singapore corporation (“Dacta”). The letter of intent contemplates that the Company will enter into a business combination with the stakeholders or equity holders in Dacta with a change of control. The letter of intent is intended to serve as an outline of the proposed principal terms and conditions regarding the acquisition and is subject to the execution and closing of a definitive agreement and contemplates that each party will conduct a business, financial, and legal due diligence investigation of the other, each to their satisfaction.

Dacta provides solutions in cybersecurity, digital transformation and artificial intelligence to support its clients protection of sensitive data, proved efficiency and innovation and offers computational power, preparing it customers for future challenges and opportunities. Dacta provides critical infrastructure security that protects the computer systems, applications, networks, data and digital assets that a society depends on for national security, economic health and public safety. It provides unauthorized access to network resources and detects and stops cyberattacks and network security breaches in progress. It ‘agent’ provides endpoint security and is installed on the customer’s servers, desktops, laptops, mobile devices; it  protects these devices and their users against attacks and also protects the network against adversaries who use endpoints to launch attacks.

Dacta works with its customers to identify, assess and mitigate risks. It implements security controls to address attacks, with responses It detects vulnerability in real time and, in the event of an incident, assists in minimizing data loss and downtime.

B.	Financing.

The Company has issued, in exchange for the payment of $100,000 by Chad Crowley (“Investor”), the right of the Investor to certain shares of the Company’s capital stock, subject to the terms and conditions of the instrument (a modified Simple Agreement for Future Equity). The instrument provides that after June 30, 2025, if there is an equity financing before the expiration or termination of the instrument, the Company will automatically issue to the Investor a number of shares of preferred stock or common stock sold in the equity financing equal to the purchase amount divided by the price per share of the preferred stock or common stock. Equity financing means a bona fide transaction or series of transactions with the principal purpose of raising capital, pursuant to which the Company issues and sells shares of preferred stock or common stock at a fixed pre-money valuation with an aggregate sales price of not less than $5,000,000, excluding all subsequent convertible securities. The parties have agreed upon the valuation of four (4%) interest in the Company for purposes of the instrument. The instrument is not preferred stock or common stock and the Investor may not be getting an equity stake in the Company in return for the payment.

The instrument provides for a finders fee to a finder who only introduced the parties, the finder will be issued a warrant to purchase the equivalent of ten (10%) percent of the preferred stock or common stock, on the same terms, conditions and participation of the Investor, with the warrant expiring five (5) years from the closing as provided in the instrument.

The Securities Act of 1933, as amended, defines as applicable to the instrument, an equity security to include any stock or similar security, certificate of interest or participation in any profit sharing agreement, preorganization certificate or subscription, transferable share, voting trust certificate or certificate of deposit for an equity security, limited partnership interest, interest in a joint venture, or certificate of interest in a business trust; any security future on any such security; or any security convertible, with or without consideration into such a security, or carrying any warrant or right to subscribe to or purchase such a security; or any such warrant or right; or any put, call, straddle, or other option or privilege of buying such a security from or selling such a security to another without being bound to do so.

The Investor is an accredited investor as such term is defined in Rule 501 of Regulation D under the Securities Act. Regulation D is a non-exclusive safe harbor under the Securities Act and to the extent that the Securities Act may be applicable, the Company relied on Regulation D and Section 4(2) of said Act. The Investor had been advised that the instrument and the underlying securities, have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Investor purchased the instrument and the securities to be acquired by the Investor is for his own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Public Company Management Corporation

Date: August 19, 2024	/s/ Quinn Tran
Quinn Tran, President and Chief Executive Officer